Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form F-3, File Nos. 333-170598 and 333-158162, as amended, of our reports dated April 27, 2012, relating to the consolidated financial statements of Ship Finance International Limited and subsidiaries (the "Company") and the effectiveness of the Company's internal controls over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2011.

/s/ MSPC

Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
April 27, 2012